Exhibit 99.1

The Hanover Announces CEO Succession Plan: John C. Roche to Retire as President and CEO at the End of 2026; Chief Operating Oﬃcer Richard W. Lavey Named CEO-Elect

WORCESTER, Mass., July 15, 2026 – The Hanover Insurance Group, Inc., (NYSE:THG), a leading property and casualty insurance company, announced today that John “Jack” C. Roche, president and chief executive oﬃcer, has informed the company’s Board of Directors he plans to retire on December 31, 2026, following a distinguished 40-year career in the insurance industry. Richard “Dick” W. Lavey, chief operating oﬃcer and president of Hanover Agency Markets, has been appointed by the board as CEO-elect and will work closely with Roche to ensure a successful transition.

“The Board of Directors is deeply grateful to Jack for his outstanding leadership and the significant impact he’s made to The Hanover,” said Cynthia L. Egan, chair of the board at The Hanover. “He has driven progress in every dimension of the company, not the least of which is working closely with the board and with Dick to ensure that we have an exceptional CEO to elevate the company to its next level.”

Roche, 62, joined The Hanover in 2006 and was appointed president and chief executive oﬃcer in 2017. Under his leadership, the company achieved record operating earnings, outstanding stock price appreciation and strengthened its position as a premier property and casualty company in the independent agency channel. In addition to his responsibilities at The Hanover, Roche serves the insurance industry as vice chair of the board of trustees for The Institutes, a member of the board of directors for the American Property Casualty Insurance Association, and as a member of the board of overseers of St. John’s University Maurice R. Greenberg School of Risk Management, Insurance and Actuarial Science.

“I will retire at the end of the year with tremendous pride in all our organization has accomplished,” Roche said. “The company is in a strong financial position and has the exceptional talent needed to drive our business forward. Having worked closely with Dick for more than two decades, I have complete confidence in his leadership and his ability to guide our company forward. Together, we will ensure a seamless and successful transition.”

“Dick is an accomplished executive whose deep experience spans the insurance and technology industries,” said Egan. “His impressive contributions have been central in the successful expansion of the company’s strategy, shaping The Hanover into a leading partner for independent agents and a top-performing company. From repositioning the firm’s personal and core commercial lines growth and profitability to his critical leadership in driving technology advancements, Dick has the insight, strategic vision and passion to lead the company through the next chapter of its remarkable journey.”

Lavey, 59, joined The Hanover in 2004 and held a series of executive leadership positions over his 22-year tenure. Currently, Lavey serves as chief operating oﬃcer where he directs the strategic transformation of the company’s operating model, augmenting the partnership between its business and technology functions. In his role as president of Hanover Agency Markets, Lavey leads the growth and performance of core commercial and personal lines, which combined represent 75% of The Hanover’s $7 billion consolidated gross premiums written. Earlier in his tenure, Lavey served as chief marketing oﬃcer, chief growth innovation oﬃcer, president of personal lines and president of the organization’s northeast region, among other key positions.

Prior to The Hanover, Lavey held leadership roles in sales, distribution, marketing and strategy at a number of insurance and technology companies, including The Hartford and The Travelers Insurance Company. He recently served as chairman of the board for the National Council on Compensation

Insurance (NCCI). Lavey is a Phi Beta Kappa graduate of The College of Holy Cross and earned his Master of Business Administration degree from Harvard Business School.

“I am honored to lead our organization at such a transformative time in our business. I am energized to continue our momentum to accelerate growth, drive performance and deliver lasting value for our stakeholders,” said Lavey.

The company will be available to answer questions at its upcoming earnings call, scheduled for Wednesday, July 29, 2026. The Hanover also plans to share an update on the company’s strategy and future outlook at its investor day on September 17, 2026. To learn more, visit The Hanover’s investor relations page at investors.hanover.com.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, The Hanover oﬀers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contacts:

Oksana Lukasheva	Emily P. Trevallion

Investor Relations	Media Relations

olukasheva@hanover.com	etrevallion@hanover.com

508-525-6081	508-855-3263